THIRD AMENDMENT TO AMENDED
                        AND RESTATED CREDIT AGREEMENT


         THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of May 14, 2003, by and between AUTO-GRAPHICS, INC., a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement dated as of August 1, 2000 between Borrower and Bank as such agreement may have been amended or modified from time to time (the "Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

B. Pursuant to the Credit Agreement, Borrower remains indebted to Bank under a line of credit in the maximum principal amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) (the "Prior Line of Credit"), which is evidenced by that certain Revolving Line of Credit Note dated June 4, 2002, as modified from time to time (the "Prior Line of Credit Note"). The Prior Line of Credit Note shall mature and become due and payable in full on June 2, 2003, and as of the date hereof, the outstanding principal balance under the Prior Line of Credit is $806,072.84, plus accrued but unpaid interest.

C. Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions described herein, the parties hereto agree that the Credit Agreement shall be amended as follows; provided, however, that nothing shall terminate any security interests, guaranties, or other documents in favor of Bank, all of which shall remain in full force and effect unless expressly amended hereby:

1. Amendment to Section 1.1(a). Section 1.1(a) of the Agreement is hereby deleted and replaced in its entirety with the following:
         "(a)         Line of Credit.  Subject to the terms and conditions
of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 30, 2004, not to exceed at any time the aggregate principal amount of One Million Seventy-five Thousand Dollars ($1,075,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital requirements. Notwithstanding the principal amount set forth above, the maximum principal amount available under the Line of Credit shall be reduced automatically and without further notice on: (i) October 1, 2003, by the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) and (ii) January 1, 2004 by the amount of Five Hundred Thousand Dollars ($500,000.00). If the outstanding principal balance of the Line of Credit on any such date is greater than the Line of Credit then available hereunder, Borrower shall make a principal payment on such date in an amount sufficient to reduce the then outstanding principal balance of the Line of Credit to an amount not greater than said new Line of Credit. Borrower's obligation to repay advances shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (the "Note"), all terms of which shall be incorporated by this reference."

The foregoing change shall become effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace the Prior Note and be deemed the Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change; provided, however, that outstanding advances under the Prior Line of Credit heretofore provided Borrower by Bank in connection with the Prior Note shall be deemed outstanding advances under the Note in effect hereby.

         2.         Amendment to Section 1.6.   Section 1.6 of the Credit
Agreement is hereby deleted in its entirety, and the following substituted therefor:

         " SECTION 1.6.         GUARANTIES.  All indebtedness of Borrower
to Bank shall be guaranteed jointly and severally by A-G Canada, Ltd., as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank."

         3.         Restructuring Fee.   In consideration of the changes
set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $11,750.00 (the "Restructuring Fee").

4. Conditions Precedent. Provided that each of the following conditions is satisfied on or before June 3, 2003, this Amendment shall become effective on the first business day that each of the following conditions have been met to Bank's satisfaction (the "Effective Date"):
         (a) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following:
             (i) This Amendment executed by Borrower and the attached Guarantors' Consent and Reaffirmation executed by each Guarantor;
             (ii) Reducing Revolving Note executed by Borrower;
             (iii) Such other documents as Bank may require under any other Section of this Amendment.
         (b) Restructuring Fee. Bank shall have received the Restructuring Fee in immediately available funds.
..
         (c) Other Fees and Charges. In addition to Borrower's obligations under the Agreement and the other Loan Documents, Borrower shall reimburse Bank immediately upon demand for all costs and expenses, including attorneys' fees (including the allocated costs of bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment.
5. General Release. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower and each guarantor hereunder hereby agree as follows ("General Release"):
         (a) Borrower and each guarantor hereunder, for itself and on behalf of its respective successors and assigns, do hereby release, acquit and forever discharge Bank, all of Bank's predecessors in interest, and all of Bank's past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower or any guarantor hereunder now has or may acquire as of the later of: (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; or (ii) the date that Borrower and each guarantor hereunder have executed and delivered this Amendment to Bank (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank's predecessors in interest, to Borrower or any guarantor hereunder, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.
         (b) Borrower and each guarantor hereunder hereby acknowledge, represent and warrant to Bank as follows:
                (i) Borrower and such guarantor understand the meaning and effect of Section 1542 of the California Civil Code which provides:
"Section 1542. GENERAL RELEASE; EXTENT. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."
               (ii) With regard to Section 1542 of the California Civil Code, Borrower and each such guarantor agree to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower and each such guarantor hereby waive and release all rights and benefits which they might otherwise have under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.
         (c) Each person signing below on behalf of Borrower or any guarantor hereunder acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences, and each such person realizes that they are releasing any and all Released Claims that Borrower or any such guarantor may have as of the Release Date. Borrower and each guarantor hereunder hereby acknowledge that each of them has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.
         (d) Borrower and each guarantor hereunder hereby specifically acknowledge and agree that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower and each guarantor hereunder to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.
6. Interpretation. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. This Amendment and the Agreement shall be read together, as one document.
7. Reaffirmation; Certification. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower represents and warrants that the execution and delivery of this Amendment and the Note have been duly authorized by all necessary corporate action of Borrower. Borrower further certifies that as of the Effective Date of this Amendment there exists no Event of Default as defined in the Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.


AUTO-GRAPHICS, INC.,
a California corporation


By:     /s/Robert S. Cope
        _______________________
Name:   Robert S. Cope
Title:  President


WELLS FARGO BANK, NATIONAL ASSOCIATION


By:     Darryl S. Hallie
        _______________________
Name:   Darryl S. Hallie
Title:  Vice President/Principal

GUARANTOR'S CONSENT AND REAFFIRMATION


         Each of the undersigned guarantor(s) of all indebtedness of AUTO-GRAPHICS, INC., a California corporation, to Wells Fargo Bank, National Association hereby: (i) consents to the foregoing Third Amendment to Amended and Restated Credit Agreement (the "Amendment"); (ii) reaffirms its obligations under its respective Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its respective Continuing Guaranty; (iv) reaffirms that its obligations under its respective Continuing Guaranty are separate and distinct from the obligations of any other party under the Amendment and the other Loan Documents (as defined therein); and (v) agrees to join in and be bound by all of the terms and provisions of the General Release contained in Section 4 of the Amendment.

GUARANTORS:         A-G CANADA, LTD.


By:    /s/Robert S. Cope
       _____________________
Name:  Robert S. Cope
Title: President


By:    /s/ Daniel E. Luebben
       _____________________
Name:  Daniel E. Luebben
Title: CFO

                              EXHIBIT A


                       REDUCING REVOLVING NOTE


$1,075,000.00                                     Los Angeles, California
                                                             May 14, 2003


FOR VALUE RECEIVED, the undersigned AUTO-GRAPHICS, INC., a California corporation ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 333 South Grand Avenue, Los Angeles, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Seventy-five Thousand Dollars ($1,075,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
Capitalized terms used herein without definition shall have the meanings assigned to such terms in that certain Amended and Restated Credit Agreement dated as of August 1, 2000 (as amended, modified, supplemented or restated from time to time, the "Credit Agreement") between Borrower and Bank.

INTEREST:
(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum equal to the Prime Rate in effect from time to time plus the Applicable Margin as in effect from time to time. The "Prime Rate" is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

The "Applicable Margin" shall mean the per annum rate set forth below for the applicable period set forth opposite such rate.

                        Period                         Applicable Margin
         May 14, 2003 through June 2, 2003                    4.0%
         June 3, 2003 through December 31, 2003               4.5%
         January 1, 2004 through June 30, 2004                5.0%

(b) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing June 30, 2003.
(c) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:
(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount set forth above or such lesser amount as shall at any time be available hereunder. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 30, 2004.
(b) Reductions in Availability. Notwithstanding the principal amount set forth above, the maximum principal amount available under this Note shall be reduced automatically and without further notice on: (i) October 1, 2003, by the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) and (ii) January 1, 2004, by the amount of Five Hundred Thousand Dollars ($500,000.00). If the outstanding principal balance of this Note on any such date is greater than the new maximum principal amount then available hereunder, Borrower shall make a principal reduction on this Note on such date in an amount sufficient to reduce the then outstanding principal balance hereof to an amount not greater than said new maximum principal amount.
(c) Equity Proceeds. Borrower shall prepay the Line of Credit in an amount equal to ten percent (10%) of Excess Equity Proceeds not more than two (2) business days after any Excess Equity Proceeds are received, and the Line of Credit shall be permanently reduced on such date by the amount of prepayment required by this sentence. "Equity Proceeds" shall mean the gross amount of new equity received by the Borrower and its Subsidiaries from and after April 1, 2000. "Excess Equity Proceeds" shall mean Equity Proceeds in excess of $5,000,000.00.
(d) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Robert S. Cope or Daniel E. Luebben, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
(d) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:
     This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of August 1, 2000, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:
(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
(b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.
(c) Superseded Note. This Note replaces and supersedes in its entirety that certain Revolving Note executed by Borrower in favor of Bank dated June 4, 2002, in the original principal amount of $1,600,000.00.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

AUTO-GRAPHICS, INC., a California corporation


By:     /s/Robert S. Cope
        _____________________
Name:   Robert S. Cope
Title:  President